UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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VELODYNE LIDAR, INC.

(Name of Registrant as Specified In Its Charter)

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On October 27, 2021, Velodyne Lidar, Inc. (the “Company”) issued a press release in response to the announcement from David and Marta Thoma Hall of their intent to nominate two candidates to stand for election to the Company’s Board of Directors at the 2022 Annual Meeting of Stockholders.

Velodyne Lidar Responds to Latest Falsehoods from David and Marta Thoma Hall

Expresses Concerns with the Halls’ Ongoing Campaign to Advance Self-Serving Agenda at Expense of Velodyne Stockholders

Believes Latest Missive from the Halls is Intended to Distract from Their Own Track Record of Misconduct, including Theft of Confidential Trade Secret Information

Stockholders Need Take No Action at this Time

October 27, 2021 08:00 AM Eastern Daylight Time

SAN JOSE, Calif.—(BUSINESS WIRE)—Velodyne Lidar (NASDAQ: VLDR, VLDRW) today issued a the following statement in response to the announcement from David and Marta Thoma Hall of their intent to nominate two candidates to stand for election to the Velodyne Board of Directors at the Company’s 2022 Annual Meeting.

“failed to operate with respect, honesty, integrity, and candor”	David Hall and Marta Hall have engaged in an ongoing campaign of misstatement, obfuscation and obstruction, with the purpose of promoting their own interests at the expense of Velodyne and its public stockholders. David Hall’s latest “Letter to Shareholders” not only repeats his false claims but ignores his own misappropriation of Velodyne’s intellectual property and the Halls’ history of conduct contrary to the best interests of Velodyne.

In Velodyne’s view, perhaps the most egregious falsehood in David Hall’s most recent letter is the suggestion that he and Marta Hall have any interest in promoting the interests of any stockholders other than themselves. The undisputed record provides overwhelming evidence to support the conclusion that they have no such interest:

•

On February 22, 2021, Velodyne announced that its Audit Committee, comprised of three independent directors, had conducted an investigation, led by an independent law firm, into actions by directors David Hall and Marta Hall. As a result of that investigation, the Audit Committee and the Board concluded that both David Hall and Marta Hall “failed to operate with respect, honesty, integrity, and candor” toward the Company’s officers and directors. The independent investigation concluded, among other things, that:

o	The Halls acted inappropriately by undermining management, to the detriment of the Company and its public stockholders;

o	The Halls refused to comply with their obligations as directors of the Company, including by refusing to cooperate with investigators; and

o

Mr. Hall demanded that the Board release him from his lock-up agreement and permit him to sell a large quantity of Velodyne stock early and threatened to harm the stock price if he did not get his way.

•

Velodyne has been forced to pursue arbitration against David Hall for his misappropriation of approximately 300,000 Velodyne files containing confidential, proprietary, and trade secret information which he downloaded to over 70 devices. In a recent proceeding, the arbitrator issued a preliminary injunction against David Hall after finding that the Company had demonstrated a likelihood of prevailing on its breach of contract claim and that his conduct raises the specter of irreparable harm to Velodyne. Conveniently, David Hall’s various press releases make no mention of that proceeding, nor does his recent letter to stockholders explain how his conduct can be reconciled with a professed commitment to an “integrity-rich culture.”

•

David and Marta Hall have repeatedly failed to comply with applicable SEC filing requirements regarding timely and accurate reporting of their shareholdings – conduct that stands in stark contrast to David Hall’s supposed commitment to “strong corporate governance.”

•

David and Marta Hall have consistently demonstrated that they do not understand or care to comply with the basic responsibilities required to serve as directors of a public company. Because the Audit Committee did not believe that Ms. Hall had any experience or familiarity with serving as a public company Board member, Marta Hall was required to complete training regarding the responsibilities of public company board members. Despite that training, Ms. Hall’s ongoing conduct demonstrates that, in Velodyne’s view, she remains unqualified to serve on a public company board.

•

After the Board made the necessary decision following the Audit Committee investigation to remove Marta Hall from her position as Chief Marketing Officer and to replace David Hall as Chairman, David Hall’s response was to voluntarily resign from the Board with two years left on his term as a director. This followed his unilateral decisions to resign as CEO and then as Executive Chairman. Put simply, David Hall quit – on Velodyne and its public stockholders, seemingly without the slightest concern about the commitments he had made or the duties he owed as a director.

•

Finally, when David Hall had the chance to nominate a board candidate at the 2021 stockholders’ meeting, he nominated someone who he paid more than $225,000 and who was previously found by a Delaware Court to have breached his fiduciary responsibilities as a director of a public company. Despite vehement objection by the Board, David Hall, as majority stockholder, installed him on the Board. Velodyne believes that David Hall cannot be trusted with the responsibility of selecting directors.

In short, the Company believes the totality of the Halls’ conduct represents a wholesale abandonment of any loyalty to Velodyne, its employees, and its public stockholders. The Board urges all stockholders to focus on the Halls’ actions, rather than the self-serving revisionism reflected in Mr. Hall’s latest stockholder letter.

The date of the Company’s 2022 Annual Meeting of Stockholders has not yet been announced. Velodyne stockholders are not required to take action at this time.

About Velodyne Lidar

Velodyne Lidar (Nasdaq: VLDR, VLDRW) ushered in a new era of autonomous technology with the invention of real-time surround view lidar sensors. Velodyne, the global leader in lidar, is known for its broad portfolio of breakthrough lidar technologies. Velodyne’s revolutionary sensor and software solutions provide flexibility, quality and performance to meet the needs of a wide range of industries, including autonomous vehicles, advanced driver assistance systems (ADAS), robotics, unmanned aerial vehicles (UAV), smart cities and security. Through continuous innovation, Velodyne strives to transform lives and communities by advancing safer mobility for all. For more information, visit www.velodynelidar.com.

Important Additional Information and Where to Find It

Velodyne intends to file a proxy statement on Schedule 14A, an accompanying proxy card and other relevant documents with the SEC in connection with such solicitation of proxies from Velodyne stockholders for Velodyne’s 2022 annual meeting of stockholders. VELODYNE STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ VELODYNE’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders may obtain a copy of the definitive proxy statement, an accompanying proxy card, any amendments or supplements to the definitive proxy statement and other documents filed by Velodyne with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge in the “SEC Filings” subsection of the “Financial Information” section of Velodyne’s Investor Relations website at www.investors.velodynelidar.com or by contacting Velodyne’s Investor Relations department at investorrelations@velodyne.com, as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Certain Information Regarding Participants to the Solicitation

Velodyne, its directors and certain of its executive officers are participants in the solicitation of proxies from Velodyne stockholders in connection with matters to be considered at Velodyne’s 2022 annual meeting of stockholders. Information regarding the direct and indirect interests, by security holdings or otherwise, of Velodyne’s directors and executive officers, in Velodyne is included in Velodyne’s Proxy Statement on Schedule 14A for its 2021 annual meeting of stockholders, filed with the SEC on May 17, 2021, Velodyne’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 17, 2021 and in Velodyne’s Current Reports on Form 8-K filed with the SEC from time to time. Changes to the direct or indirect interests of Velodyne’s directors and executive officers are set forth in SEC filings on Initial Statements of Beneficial Ownership on Form 3, Statements of Change in Ownership on Form 4 and Annual Statements of Changes in Beneficial Ownership on Form 5. These documents are available free of charge as described above. Updated information regarding the identities of potential participants and their direct or indirect interests, by security holdings or otherwise, in Velodyne will be set forth in the Proxy Statement for Velodyne’s 2022 annual meeting of stockholders and other relevant documents to be filed with the SEC, if and when they become available.

Forward Looking Statements

This press release contains “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995 including, without limitation, all statements other than historical fact and include, without limitation, statements regarding Velodyne’s target markets, new products, development efforts, and competition. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “can,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Velodyne’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include uncertainties regarding government regulation and adoption of lidar, the uncertain impact of the COVID-19 pandemic on Velodyne’s and its customers’ businesses; Velodyne’s ability to manage growth; Velodyne’s ability to execute its business plan; uncertainties related to the ability of Velodyne’s customers to commercialize their products and the ultimate market acceptance of these products; the rate and degree of market acceptance of Velodyne’s products; the success of other competing lidar and sensor-related products and services that exist or may become available; uncertainties related to Velodyne’s current litigation and potential litigation involving Velodyne or the validity or enforceability of Velodyne’s intellectual property; and general economic and market conditions impacting demand for Velodyne’s products and services. For more information about risks and uncertainties associated with Velodyne’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Velodyne’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q. All forward-looking statements in this press release are based on information available to Velodyne as of the date hereof, Velodyne undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts

Investor Relations

InvestorRelations@velodyne.com

Media

Jim Golden / Jack Kelleher / Lyle Weston

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449